Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Parkway Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Reports Fourth Quarter and Fiscal Year 2006 Results

Company Achieved Record Annual Sales and Substantial Rebound in Fourth
Quarter Performance

For Immediate Release

Friday, March 9, 2007

[CHARLOTTE, N.C.] --- Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) (“PGI”) reported unaudited results of operations for the fourth quarter and fiscal year ended December 30, 2006.

Highlights included:

•                  Net sales for the fiscal year of 2006 increased 7.7% to a record high $1.02 billion.

•                  Fourth quarter net sales increased 9.8% to $263.9 million, while gross profit increased 12.8% to $41.4 million for the quarter. Fourth quarter profitability rebounded substantially over the prior year period and sequential quarter as a result of higher volumes and lower unit costs, including lower raw material costs during the quarter.

•                  The company expects continued strength and improvement in 2007, as recent capacity expansions contribute to higher margins, coupled with productivity and cost improvements in North America.

“I am pleased to report that PGI ended 2006 on a strong note,” said PGI’s chairman and interim chief executive officer, William B. Hewitt.  “Our fourth quarter returned to a more acceptable level of performance and we have the right initiatives in place to continue on a steady trend of improvement going forward.  I am encouraged by the progress we are making with both our capacity expansions and new product introductions that will drive performance in 2007.”

Fourth Quarter Overview

Net sales for the fourth quarter of 2006 were $263.9 million, up $23.5 million from $240.4 million in the fourth quarter of 2005, driven primarily by higher volumes from new capacity additions and price increases implemented to offset the effects of higher raw material costs experienced in the prior quarters.  The recovery in certain base business volumes experienced in late third quarter of 2006 also contributed to higher sales in the fourth quarter.

Fourth quarter gross profit increased $4.7 million to $41.4 million compared to $36.7 million during the same period the prior year, representing an increase of 12.8%.  The company’s gross margin improved to 15.7% compared to 15.3% for the prior year and 14.1% in the third quarter of 2006.  Cost of goods sold for the fourth quarter included $1.2 million of higher depreciation costs compared with the prior year period as a result of the capacity investments made during the year.  The company continued to control selling, general and administrative (SG&A) expense during the quarter, reducing SG&A as a percent of sales to 10.3% compared to 10.7% the prior year.  As a result, underlying performance improved substantially compared to the same period in 2005 and the prior quarter.

During the fourth quarter of 2006, the company recognized $21.9 million of special charges, primarily composed of non-cash asset impairment charges of $18.6 million.  The largest component of the non-cash asset impairment charges relates to specific hydroentanglement-based lines in the U.S. and Europe where the company plans to exit low-margin business in efforts to optimize profit mix and manufacturing costs.  Additionally, the company recognized non-cash asset impairment charges of $1.8 million in the U.S. associated with the previously announced plant consolidation plan.  The company also recorded cash restructuring and plant realignment charges of $2.0 million during the quarter associated with the previously announced cost reduction initiatives in the U.S., Canada and Europe, and $1.3 million of other cash charges primarily associated with the investigation announced in the third quarter.  After the $21.9 million of special charges, the company reported an operating loss of $7.1 million, compared to operating income of $11.0 million during the fourth quarter of 2005.  The company reported a net loss of $18.9 million in the fourth quarter compared to a net loss of $2.4 million in the fourth quarter of 2005.

The company generated substantially higher levels of cash during the quarter as it continued to reduce relative working capital levels.  Operating working capital (defined as accounts receivables plus inventories less accounts payable) was 15.1% of annualized fourth quarter sales compared to 16.4% the comparable prior-year period.

Full Year Overview

“2006 was a year of growth and challenges,” Hewitt said. “We successfully started up three large- scale capacity expansions and generated record revenue, clearing $1 billion for the first time in the company’s history.  We continued to execute on the growth and innovation aspects of our strategy, even as economic and market conditions created an undertow that temporarily slowed the rate of profit growth in 2006. Contributing factors include elevated raw material prices in North America, a softening of the housing market, offshore competition for our Canadian lumber wrap sales, a downturn in the auto segment, and lower-than-projected demand in some consumer markets,” he said .  “Despite these challenges, we made significant progress positioning the company for industry leadership through our investments in new technology and capacity.  Additionally, we have been focused on implementing the right initiatives to improve our competitive position and cost structure.  I am convinced we have the right strategies in place to resume a trend of continued profit improvement and to become the industry leader.”

2006 net sales were $1.02 billion, up $72.8 million over the prior year.  The primary drivers of the increase were higher volumes from the new capacity additions and higher selling prices implemented to offset raw material price increases throughout the year.

Gross profit for the year was $156.2 million compared to $161.5 million in 2005.  The decline was due partially to $3.8 million of higher depreciation costs as the new lines were commissioned, in addition to the lower profitability experienced during the second and third quarters of the year.  The company improved SG&A as a percent of sales for the year to 10.8% compared to 11.0% the prior year.  In addition to the special charges in the fourth quarter described above, the company previously reported charges associated with abandoned acquisition costs and plant realignment and restructuring costs.  After $38.7 million of special charges recognized during 2006, the company’s operating income for fiscal 2006 was $5.9 million compared to operating income of $56.3 million for the fiscal year of 2005.

The company refinanced its senior bank facility in November of 2005 resulting in a lower comparable interest rate and decreased its overall debt level during the year.  As a result, interest expense declined $3.3 million over the prior fiscal year to $29.2 million.  Total debt at the end of the year was $411.2 million compared to $415.2 million the prior year.  As a result of the above and after income tax expense of $7.3 million, the company reported a net loss to common shareholders of $34.5 million compared to a net loss to common shareholders of $21.0 million the prior year.

2007 Outlook

The company expects to improve profits in 2007 as a result of the full year impact of capacity expansions that were completed in 2006, new technology commercializations in the second half of 2007, and lower costs from restructuring and consolidation plans that have been initiated.

The company commercialized its Mooresville, N.C. spunbond line in June of 2006 and expects 2007 to benefit from a full year of production from that line.  Additionally, the new facility in Suzhou, China was starting up during the second half of 2006 and is expected to significantly contribute to sales and profit growth in fiscal 2007 as it transitions to full commercial production.

The company announced the introduction of new Spinlace® fabrics that are expected to begin production in late summer 2007 at PGI’s Benson, N.C. plant.  As the new product platforms ramp up, the company expects a portion of the sales and profit benefits to be recognized late in the year, with the predominant amount of the impact in fiscal year 2008.

Earlier this year, the company announced a U.S. plant consolidation plan that will result in the closure of its Rogers, Ark. and Gainesville, Ga. plants by mid year.  These plans are expected to result in a reduction of fixed overhead of approximately $4 million to $6 million annualized, which is expected to have a partial benefit in the latter portion of 2007 and full year benefit in 2008.  The company has also implemented a number of restructuring initiatives in North America and Europe to improve its productivity and cost position, while managing the exit of certain low-margin product lines associated with the plant consolidation plans previously announced.  This is expected to result in higher profit levels in North America, albeit at slightly lower sales levels compared to fiscal year 2006.  As a result of the initiatives in place for the year, the company expects year-over-year improvement in operating profitability, with sales in developing regions being driven by volume growth balanced against the consolidation plans in North America during the second half of the year.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 21 manufacturing and converting facilities throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; risks related to operations in foreign jurisdictions; and delays or difficulties in finding a suitable new chief executive officer.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President — Strategic Planning & Communication

(843) 329-5151

normand@pginw.com

P O L Y M E R  G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Three Months Ended December 30, 2006,

Three Months Ended September 30, 2006 and

Three Months Ended December 31, 2005

(In Thousands, Except Per Share Data)

	Three Months Ended December 30, 2006	Three Months Ended September 30, 2006	Three Months Ended December 31, 2005
Net sales	$263,875	$248,586	$240,414

Cost of goods sold	222,459	213,456	203,700

Gross profit	41,416	35,130	36,714

Selling, general and administrative expenses	27,141	25,311	25,785

Special charges, net	21,931	853	—
Foreign currency (gain), net	(591)	(1,152)	(75)

Operating income (loss)	(7,065)	10,118	11,004

Other expense (income):
Interest expense, net	8,173	7,479	8,422
Minority interests	596	945	771
Write-off of loan acquisition costs	—	—	4,008
Other (gain) loss, net	(592)	55	(263)

Income (loss) before income tax expense	(15,242)	1,639	(1,934)

Income tax expense	3,618	3,154	499

Net loss	$(18,860)	$(1,515)	$(2,433)

Average common shares outstanding	19,306	19,285	19,053

Loss per common share:
Basic	$(0.98)	$(0.08)	$(0.13)

Diluted	$(0.98)	$(0.08)	$(0.13)

Selected Financial Data

Depreciation and amortization expense included in operating income	$15,596	$14,730	$14,395

Noncash compensation costs included in operating income	$(338)	$887	$263

Franchise Taxes	$94	$43	$36

Amortization of loan acquisition costs	$334	$333	$458

Capital expenditures	$4,881	$16,850	$22,041

Special charges, net
Asset Impairment charges	18,578	—	—
Restructuring and plant realignment costs	2,070	692	—
Other	1,283	161	—
	$21,931	$853	—

P O L Y M E R  G R O U P,  I N C.

Consolidated Statements of Operations (Unaudited)

Twelve Months Ended December 30, 2006 and

Twelve Months Ended December 31, 2005

(In Thousands, Except Per Share Data)

	Twelve Months Ended December 30, 2006	Twelve Months Ended December 31, 2005
Net sales	$1,021,608	$948,848

Cost of goods sold	865,405	787,369

Gross profit	156,203	161,479

Selling, general and administrative expenses	110,406	104,545

Special charges, net	38,683	9
Foreign currency loss, net	1,229	671

Operating income	5,885	56,254

Other expense (income):
Interest expense, net	29,248	32,617
Minority interests	3,377	3,784
Write-off of loan acquisition costs	—	4,008
Other (gain) loss, net	517	(948)

Income (loss) before income tax expense	(27,257)	16,793

Income tax expense	7,275	9,796

Net income (loss)	(34,532)	6,997

Accrued and paid-in-kind dividends on PIK preferred shares	—	27,998

Loss applicable to common shareholders	$(34,532)	$(21,001)

Average common shares outstanding	19,295	13,098

Loss per common share:
Basic	$(1.79)	$(1.60)

Diluted	$(1.79)	$(1.60)

Selected Financial Data

Depreciation and amortization expense included in operating income	$59,324	$55,573

Noncash compensation costs included in operating income	$4,914	$2,243

Franchise Taxes	$599	$570

Amortization of loan acquisition costs	$1,339	$1,977

Capital expenditures	$68,167	$78,902

Special charges, net
Asset Impairment charges	26,434	—
Restructuring and plant realignment costs	7,135	9
Abandoned acquisition costs	3,971	—
Other	1,143	—
	$38,683	$9

P O L Y M E R  G R O U P,  I N C.

Condensed Consolidated Balance Sheets (Unaudited)

(In Thousands)

	December 30, 2006	December 31, 2005

A S S E T S

Current assets:
Cash and cash equivalents	$32,638	$30,963
Accounts receivable, net	129,287	120,668
Inventories	132,530	119,663
Other	21,784	27,458
Total current assets	316,239	298,752

Property, plant and equipment, net	411,054	421,997
Intangibles and loan acquisition costs, net	10,206	37,329
Other assets	4,598	6,923
Total assets	$742,097	$765,001

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y

Current liabilities:
Accounts payable	$102,675	$82,371
Accrued expenses and other	45,377	33,691
Current portion of long-term debt and short-term borrowings	8,740	9,243
Total current liabilities	156,792	125,305

Long-term debt	402,416	405,955
Other noncurrent liabilities	57,139	85,648
Total liabilities	616,347	616,908
Minority interests	16,654	16,611

Shareholders’ equity	109,096	131,482
Total liabilities and shareholders’ equity	$742,097	$765,001